EXHIBIT 99.1

For Immediate Release	CONTACTS:	Patrick Fitzgerald (Media)
Mylan Laboratories Inc.
724.514.1800

Kris King (Investor)
Mylan Laboratories Inc.
724.514.1800

Mylan Laboratories to Offer $500 Million of Senior Unsecured Notes

Pittsburgh, PA – July 1, 2005 – Mylan Laboratories Inc. (NYSE: MYL) announced today the proposed $500 million offering, subject to market and other conditions, of unsecured senior notes due 2010 and unsecured senior notes due 2015. The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States under Regulation S of the Securities Act.

Mylan intends to use the proceeds from the issue to fund a portion of its purchase of up to $1.0 billion of shares of its common stock pursuant to its previously-announced modified Dutch auction self-tender offer to shareholders. The tender offer is currently scheduled to expire at 5:00 p.m., Eastern Time on July 15, 2005. The issuance of the notes is currently expected to close after that date.

The notes to be offered have not been registered under the Securities Act or securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act or the laws of any state. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135c under the Securities Act.

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements”, including with regard to the senior notes offering and the self tender offer, such as the completion and timing of such events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding investor demand for the notes; the number of shares of common stock tendered and the price at which we determine to purchase shares; prevailing market conditions; changes in economic and financial conditions of the Company's business; other uncertainties and matters beyond the control of management; and the other risks detailed in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.